EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-238025) pertaining to the Encore Wire Corporation 2020 Long Term Incentive Plan, and

2)	Registration Statement (Forms S-8 Nos. 333-175634 and 333-217798) pertaining to the Encore Wire Corporation 2010 Stock Option Plan;
of our reports dated February 16, 2024, with respect to the financial statements of Encore Wire Corporation and the effectiveness of internal control over financial reporting of Encore Wire Corporation included in this Annual Report (Form 10-K) of Encore Wire Corporation for the year ended December 31, 2023.
/s/ Ernst & Young LLP
Dallas, Texas
February 16, 2024